BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") informs to its shareholders and to the market that it will hold a Public Request for Proxy, pursuant to the articles 23 to 27 of the Brazilian Securities and Exchange Commission (“CVM”) Instruction nº 481/2009, for voting at the Extraordinary Shareholders Meeting (“AGE”) to be held on November 5, 2018, at 11:00 a.m., in the Company’s headquarters, located at Rua Jorge Tzachel, nº 475, Bairro Fazenda, in the City of Itajaí, State of Santa Catarina, Brazil.

The Public Request for Proxy will cover all the items object of the agenda of the AGE, as disclosed in the respective Call Notice. The proxies in physical form shall be sent to the following postal address: Avenida das Nações Unidades, 8501, 1º andar, Pinheiros, São Paulo, SP, Zip Code 05425-000, in attention to the Corporate Governance department, in the period between October 19, 2018 and October 31, 2018, from 08:00 a.m. until 06:00 p.m.

Further information needed for sending proxies will be made available by the Company on its Investor Relations website (http://ri.brf-global.com), in the Corporate Governance section, as well as on the websites of the CVM (www.cvm.gov.br), of B3 S.A. - Brasil, Bolsa, Balcão (www.b3.com.br) and the US SEC – Securities and Exchange Commission (www.sec.gov).

The Public Request for Proxy is an additional alternative provided by the Company to those shareholders who wish to exercise their voting right at the AGE and cannot be present, personally or through proxies, at the date and place where it will be held.

Besides sending the proxy which are the object of the Public Request, the shareholders will also be able to vote at the AGE through a Distance Voting Form, as stated in article 21-A and following of CVM Instruction nº 481/2009, according to the instructions to be disclosed by the Company in the Manual for Participation of the Shareholders at the AGE.

São Paulo, October 4, 2018

Elcio Mitsuhiro Ito

Chief Financial and Investor Relations Officer